Exhibit 99.1

NEWS RELEASE
    Contacts:
Investor: Patrick Fossenier 1+ 734-757-1557
News Media: Gary Frantz 1+ 734-757-1558

CON-WAY ISSUES FIRST QUARTER UPDATE

ANN ARBOR, Mich. - March 19, 2013-Con-way Inc. (NYSE:CNW) today provided an update on first quarter 2013 trends at Con-way Freight, the company's less-than-truckload unit.

Weight per day in the first quarter of 2013 is expected to be down approximately 1.5 percent compared to the first quarter of last year. First quarter 2013 revenue per hundredweight, excluding the impact of fuel surcharges, is expected to increase approximately 3.5 percent over the first quarter of 2012.

In addition, several items during the first quarter of 2013 have negatively impacted near-term profitability. These items primarily include: a reserve for a large vehicular claim, a charge related to a transition to new technology, costs associated with adverse weather, and field training expenses pertaining to line-haul optimization. Collectively, these items are expected to impact Con-way Freight's first quarter 2013 operating income by approximately $14 million.

Importantly, the key 2013 initiatives at Con-way Freight, while still in early stages, are on track with internal projections. These initiatives, lane-based pricing and line-haul optimization, are expected to provide increasingly improved results as the year progresses.

“Tonnage trends, while below last year, have been relatively stable throughout the first quarter and our core operational performance is trending in the right direction,” stated Douglas W. Stotlar, Con-way Inc. President and CEO. “Despite the near-term cost headwinds at Con-way Freight, confidence in our key initiatives and the ability to expand margins - particularly in the second half of 2013 - is being reinforced each day.”

Con-way Inc. will release consolidated results for the first quarter of 2013 after the market close on Wednesday, May 1, 2013 and host a conference call for the investment community at 8:30 am ET on Thursday, May 2, 2013.

About Con-way Inc. -- Con-way Inc. (NYSE:CNW) is a $5.6 billion freight transportation and logistics services company headquartered in Ann Arbor, Mich. Con-way delivers industry-leading services through its primary operating companies of Con-way Freight, Con-way Truckload and Menlo Worldwide LogisticThese operating units provide high-performance, day-definite less-than-truckload (LTL), full truckload and multimodal freight transportation, as well as logistics, warehousing and supply chain management services. Con-way also operates Road Systems Inc., a trailer refurbishing and manufacturing company which supplies trailing equipment to the company's trucking fleets. Con-way Inc. and its subsidiaries operate from more than 500 locations across North America and in 20 countries. For more information about Con-way, visit www.con-way.com.